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                                                                  Exhibit 10.0.2

                                   WINN-DIXIE


                                   May 2, 2003

Mr. Frank Lazaran
Winn-Dixie Stores, Inc.
5050 Edgewood Court
Jacksonville, FL 32254


Dear Frank:

         The Board of Directors of Winn-Dixie Stores, Inc., is pleased to offer you the positions of President and Chief Executive Officer of the Company, effective at 12:01 a.m. on June 26, 2003 or such earlier date as we may mutually agree (the "effective date"). This letter sets forth the terms of your continued employment should you accept our offer.

         The term of your employment shall be for a period of thirty-six months from the effective date and shall be extended automatically for one additional year on the third annual anniversary of the effective date and for one additional year on each annual anniversary thereafter unless either party gives to the other written notice of non-renewal at least three months prior to any such anniversary date, in which event your employment will terminate on such anniversary date. You recognize that the Company has the right to terminate your employment at any time for any reason, subject to the other provisions of this letter.

         Should you accept these new positions, the Board will elect you as a director of the Company effective on the date you assume the new positions, and shall nominate you for election as a director by the shareholders at the next Annual Meeting thereof and as necessary thereafter during the term of your employment.

         For the fiscal year ending June 30, 2004, you will be paid a base salary of $750,000. Your base salary shall be reviewed and subject to adjustment annually, but it may not be adjusted lower than the amount set for the 2004 fiscal year. Your entitlements under the Company's Officer Compensation Program, including the cash annual incentive bonus, the annual perquisite benefit, stock options, restricted stock and contingent cash payments, will be calculated under the Program in a manner consistent with your new positions and base salary.

         You will continue to have the various Company benefits and be entitled to participate in the various plans generally available to officers of the Company, on a basis

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Mr. Frank Lazaran
Page 2
May 2, 2003

consistent with your new positions and at levels no less beneficial to you than you currently enjoy.

         In addition, on a one-time basis, the Company will issue to you options (the "Retention Options") to purchase 375,000 shares of the Company's common stock at an exercise price equal to the closing price of the Company's common stock on the New York Stock Exchange on the effective date. One-third of such options shall vest and become exercisable on each of the first, second and third annual anniversaries of the issuance date, provided that you are an employee on such date. The Retention Options shall have a term of ten years, unless within such ten-year term (i) you voluntarily terminate your employment (by electing not to renew or otherwise) or (ii) your employment is terminated by the Company with "Cause" (as defined below), in which events such ten-year term shall be reduced to the second annual anniversary of such termination of employment (or, if earlier, the expiration of the original ten-year term). Except as provided in the next four paragraphs, upon any termination of your employment, any portion of the Retention Options that have not vested as of the effective date of such termination shall be forfeited. The option award agreement pursuant to which the Retention Options are granted will provide for the terms set forth in this Agreement and for such other terms as are customary in similar option award circumstances.

         Should, prior to your normal retirement date, (i) the Company elect not to renew this agreement as provided in the second paragraph hereof or elect to terminate your employment without Cause or (ii) you voluntarily terminate your employment because you are demoted or your compensation is reduced, then the Company shall pay to you a cash lump sum equal to 36 months of your then-current base pay and a target bonus for the year of termination (which bonus shall not be less than 60% of base pay in the year of termination) and shall continue your medical benefits for 36 months (collectively, the "Severance Payments"). Such payments will be in lieu of any base salary or bonuses payable for the remaining term (if any) of your employment under the second paragraph hereof. Additionally, all restricted stock (and contingent cash payments) will vest immediately and all options, including the Retention Options, will vest and become immediately exercisable. Should your employment be terminated for Cause, all unissued restricted stock, unpaid contingent cash payments and unexercised options (other than the Retention Options) will be forfeited immediately and no longer in effect or otherwise payable or due. For the purposes of this Agreement, "Cause" for termination of your employment shall be deemed to exist in case of your gross misconduct in the performance of your duties or your conviction of any felony involving moral turpitude.

         If you elect not to renew this Agreement as provided in the second paragraph hereof or terminate your employment, in either case for any reason other than as provided in clause (ii) of the immediately preceding paragraph, or if your employment is terminated by the Company for Cause, then you will be paid all amounts of salary, annual and long-term incentive compensation and benefits earned by you through the expiration of your employment and except as expressly provided pursuant to a Company employee benefit plan, the Company will have no further payment or benefits obligations to you.

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Mr. Frank Lazaran
Page 3
May 2, 2003


         Your employment will also terminate in the case of your death or total disability (as defined in the Company's long-term disability plan), in which event you will be entitled to receive (i) all accrued but unpaid annual base salary and bonus amounts (i.e., bonus amounts from the prior year), (ii) a prorated portion of the annual bonus for the current year based on the "target" level, (iii) any unpaid vacation pay that was accrued during the year, (iv) any unpaid business expenses, and (v) two years of health and welfare benefits for you and your eligible dependents. In addtion, all Retention Options shall become fully vested and exercisable and shall remain exercisable until the second anniversary of the date of your termination in the case of death or total disability.

         Should a "change of control" (as that term is defined in the Company's Restricted Stock Plan and Key Employee Stock Option Plan) of the Company occur during the term of your employment, all restricted stock (and contingent cash payments) will vest immediately and all options, including the Retention Options, will vest and become immediately exercisable, whether or not your employment continues with the new entity. Should such a "change of control" occur and, as a result, you are not offered a comparable position, including comparable compensation, with the new entity or if your responsibilities are materially diminished, you will be paid an amount equal to the Severance Payments if you elect to terminate your employment following the occurrence of such event.

         Should any of the payments provided for in either of the preceding two paragraphs be determined by the Internal Revenue Service to be parachute payments subject to excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will make to you a "gross-up" payment in an amount which, after tax, would equal the excise tax imposed on the parachute payments.

         Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit required by any of the previous six paragraphs of this letter, you shall have executed a complete release of the Company and its affiliates and related parties in such form as is reasonably acceptable to both parties and any waiting periods contained in such release shall have expired; provided, however, that your obligation to execute such release shall be contingent upon the Company's execution of a complete release of you in such form as is reasonably acceptable to both parties.

         In consideration of the obligations undertaken by the Company in this Agreement, you agree to be bound by the provisions of Attachment A affixed to this letter.

         If the terms of this letter, including Attachment A, are satisfactory to you, please sign, date, and return the enclosed copy of this letter and, upon receipt by us, this will become a mutually binding agreement between the parties.

                                                     Very truly yours,

                                                     /s/ A. Dano Davis
                                                     A. Dano Davis
                                                     Chairman

ADD/hsl

Accepted and agreed to:


/s/ Frank Lazaran
Frank Lazaran

Date: 5/2/03

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                                  ATTACHMENT A

         Non-Competition; Confidential Information; and Non-Solicitation.

         (a) Non-Competition. During the term of your employment by the Company and for a period of 36 months following the end of such employment (the "Restrictive Covenant Coverage Period"), you shall not, without the prior written consent of the Company, as a shareholder, officer, director, partner, consultant, employee, or otherwise, engage directly or indirectly in any business or enterprise which is "in competition" with the Company and its subsidiaries (or their successors or assigns) (such entities collectively referred to hereinafter in this Attachment as the "Company"); provided, however, that your ownership of less than five percent of the issued and outstanding voting securities of a publicly traded company shall not, in and of itself, be deemed to constitute such competition. A business or enterprise is deemed to be "in competition" if it owns or operates at any time during the Restrictive Covenant Coverage Period a retail grocery store within a seven-mile radius of any retail grocery store owned or operated by the Company at the time of your termination of employment.

         (b) Confidential Information. You shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, trade secrets, methods, know-how or data relating to the Company and its businesses or acquisition prospects that you obtained or obtain during your employment by the Company and that is not and does not become generally known to the public (other than as a result of your violation of this Agreement ("Confidential Information"). Except as may be required and appropriate in connection with carrying out your duties under this Agreement, you shall not communicate, divulge, or disseminate any Confidential Information at any time during or after your employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process; provided, however, that if so required, you will provide the Company with reasonable notice to contest such disclosure.

         (c) Non-Solicitation of Employees. You recognize that you may possess confidential information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company. You recognize that the information you will possess about these other employees may not be generally known, may be of substantial value to the Company in developing its businesses and in securing and retaining customers, and may be acquired by you because of your business position with the Company. You agree that, during the Restrictive Covenant Coverage Period, you will not, directly or indirectly, initiate any action to solicit or recruit anyone who is then an employee of the Company for the purpose of being employed by you or by any business, individual, partnership, firm, corporation or other entity on whose behalf you are acting as an agent, representative or employee and that you will not convey any such confidential information or trade secrets about other employees of the Company to any other person except within the scope of your duties under this Agreement. The restrictive

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provision of this subparagraph (c) shall have no effect on any then-current employee of the Company who seeks employment in response to a classified advertisement of general circulation.

         (d) Non-Interference with Suppliers or Customers. You agree that, during the Restrictive Covenant Coverage Period, you will not interfere with any business relationship between the Company and any of its suppliers or customers.

         (e) Non-Disparagement. Except as may be compelled by a court of law, you agree that you shall not at any time during or after your employment with the Company make any oral or written statement that you could reasonably have foreseen to damage the reputation of the Company.

         (f) Remedies; Severability.

             (i) You acknowledge that the restrictive covenants contained in this Attachment A are reasonably necessary to protect the legitimate business interests of the Company. You further acknowledge that if you shall breach any provision of subparagraphs (a) through (e), the damages to the Company may be substantial, although difficult to ascertain, and money damages will not afford the Company an adequate remedy. Therefore, if the provisions of subparagraphs
(a) through (e) are violated, in whole or in part, the Company may be entitled to specific performance and injunctive relief, without prejudice to other remedies the Company may have at law or in equity.

             (ii) If any term or provision of this Attachment, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Attachment, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Attachment shall be valid and enforceable to the fullest extent permitted by law. Moreover, if a court of competent jurisdiction deems any provision hereof to be too broad in time, scope, or area, it is expressly agreed that such provision shall be reformed to the maximum degree that would not render it unenforceable.